Exhibit 10.7

Reinstatement Premium Protection
Reinsurance Contract
Effective:  April 1, 2014

Homeowners of America Insurance Company
Irving, Texas

14\H00H1048

Reinstatement Premium Protection
Reinsurance Contract
Effective:  April 1, 2014

Homeowners of America Insurance Company
Irving, Texas

Reinsurer(s)	Participation(s)

Tokio Millennium Re AG, Bermuda Branch (AQR Business)	20.0%
Total	20.0%

14\H00H1048

Table of Contents

Article		Page

	Preamble	1
1	Coverage	1
2	Commencement and Termination	1
3	Concurrency of Conditions	3
4	Premium	4
5	Loss Notices and Settlements	4
6	Sanctions	4
7	Late Payments	5
8	Offset (BRMA 36C)	6
9	Access to Records	6
10	Errors and Omissions	7
11	Currency (BRMA 12A)	7
12	Taxes (BRMA 50B)	7
13	Federal Excise Tax (BRMA 17D)	7
14	Reserves	7
15	Insolvency	9
16	Arbitration	10
17	Service of Suit (BRMA 49G)	11
18	Confidentiality	12
19	Agency Agreement	12
20	Governing Law (BRMA 71B)	13
21	Severability (BRMA 72E)	13
22	Entire Agreement	13
23	Notices and Contract Execution	13
24	Intermediary	14
	Schedule A

Reinstatement Premium Protection
Reinsurance Contract
Effective:  April 1, 2014

entered into by and between

Homeowners of America Insurance Company
Irving, Texas

and

The Subscribing Reinsurer(s) Executing the
Interests and Liabilities Agreement(s)
Attached Hereto
(hereinafter referred to as the "Reinsurer")

Preamble
Whenever the word "Company" is used in this Contract, such term shall be held to include any or all of the affiliated insurance companies of Homeowners of America Insurance Company, which are or may hereafter be under common control, provided that notice be given to the Reinsurer of any such newly affiliated insurance companies which may hereafter come under common control as soon as practicable with full particulars as to how such affiliation is likely to affect this Contract.  In the event of either party maintaining that such affiliation calls for alteration in existing terms, and an agreement for alteration not being arrived at, then the business of such newly affiliated insurance company is covered at existing terms only for a period of 45 days after notice by either party that it does not wish to cover such business.

Article 1 -	Coverage
By this Contract the Reinsurer agrees to indemnify the Company for 100% of any net reinstatement premium which the Company pays or becomes liable to pay as a result of loss occurrences commencing during the term of this Contract under each excess layer of the Company's Property Catastrophe Excess of Loss Reinsurance Contract, effective April 1, 2014 and under the Company's Underlying Property Catastrophe Excess of Loss Reinsurance Contract, effective April 1, 2014 (hereinafter referred to as the "Original Contracts" and described in Schedule A attached to and forming part of this Contract), subject to the terms, conditions and limitations set forth herein.

Article 2 -	Commencement and Termination
A.	This Contract shall become effective at 12:01 a.m., Central Standard Time, April 1, 2014, with respect to reinstatement premium payable by the Company under the provisions of the Original Contracts as a result of losses arising out of loss occurrences commencing at or after that time and date, and shall remain in force until 12:01 a.m., Central Standard Time, April 1, 2015.

B.	Notwithstanding the provisions of paragraph A above, the Company may terminate a Subscribing Reinsurer's percentage share in this Contract in the event any of the following circumstances occur as clarified by public announcement or upon discovery:

1.	The Subscribing Reinsurer's policyholders' surplus (or its equivalent under the Subscribing Reinsurer's accounting system) after the earlier of: (a) the inception of this Contract, or (b) the date lines are bound for this Contract, has been reduced by more than 20.0% of the amount of surplus (or the applicable equivalent) 12 months prior to that date; or

2.	The Subscribing Reinsurer's policyholders' surplus (or its equivalent under the Subscribing Reinsurer's accounting system) at any time between the earlier of: (a) the inception of this Contract, or (b) the date lines are bound for this Contract, and the date of termination of this Contract has been reduced by more than 20.0% of the amount of surplus (or the applicable equivalent) at the date of the Subscribing Reinsurer's most recent financial statement filed with regulatory authorities and available to the public as of the date lines are bound; or

3.	A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease assuming business; or

4.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement, or similar proceedings (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

5.	The Subscribing Reinsurer has reinsured its entire liability under this Contract without the Company's prior written consent; or

6.	The A.M. Best's rating for the Subscribing Reinsurer has been assigned or downgraded below A- (inclusive of "Not Rated" ratings), or the published rating issued by Standard & Poor's has been downgraded below BBB+ (inclusive of "Not Rated" ratings); or

7.	The Subscribing Reinsurer has become merged with, acquired by or controlled by any other entity or individual(s) not controlling the Subscribing Reinsurer's operations previously; or

8.	The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business.

C.	In the event a Subscribing Reinsurer experiences one or more of the circumstances specified in paragraph B above, the Subscribing Reinsurer shall notify the Company as promptly as possible and shall hereinafter be referred to as a "Special Circumstance Reinsurer." To terminate a Special Circumstance Reinsurer's percentage share in this Contract, the Company must provide the Special Circumstance Reinsurer with written notice as set forth in the Notices and Contract Execution Article. Such notice shall include the effective date of termination as selected by the Company and shall be one of the following:

1.	The date of written notice provided by the Special Circumstance Reinsurer; or

2.	The last day of the month prior to the date of written notice provided by the Special Circumstance Reinsurer; or

3.	The last day of any month after the date of written notice provided by the Special Circumstance Reinsurer; or

4.	The date of the Company's written notice to the Special Circumstance Reinsurer advising of the termination.

In the event the Subscribing Reinsurer fails to immediately provide written notice to the Company of any event outlined in subparagraphs 1 through 8 of paragraph B above, the Company may elect to substitute the date of public announcement or discovery as the equivalent of written notice.

D.	If any Subscribing Reinsurer's percentage share in this Contract is terminated or if this Contract expires while a loss occurrence covered hereunder is in progress, the Reinsurer's liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire loss occurrence had occurred prior to the termination or expiration of this Contract, provided that no part of such loss occurrence is claimed against any renewal or replacement of this Contract.

E.	"Term of this Contract" as used herein shall mean the period from 12:01 a.m., Central Standard Time, April 1, 2014, to 12:01 a.m., Central Standard Time, April 1, 2015. However, if this Contract or the participation of a Subscribing Reinsurer is terminated, "term of this Contract" as used herein shall mean the period from 12:01 a.m., Central Standard Time, April 1, 2014, to the effective time and date of termination.

Article 3 -	Concurrency of Conditions
A.	It is agreed that this Contract will follow the terms, conditions, exclusions, definitions, warranties and settlements of the Company under the Original Contracts, which are not inconsistent with the provisions of this Contract.

B.	The Company shall advise the Reinsurer of any material changes in the Original Contracts which may affect the liability of the Reinsurer under this Contract.

Article 4 -	Premium
A.	As premium for the reinsurance coverage provided hereunder, the Company shall pay the Reinsurer 2.395% of the Company's net earned premium (as defined in the Original Contracts) for the term of the Original Contracts, subject to a minimum premium of $1,144,064.

B.	The Company shall pay the Reinsurer an annual deposit premium of $1,430,080 in four equal installments of $357,520, on April 1, July 1 and October 1 of 2014, and on January 1, 2015.

C.	As promptly as possible after the reinsurance premium for each excess layer under the Original Contracts has been finally determined, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder, computed in accordance with paragraph A above, and any additional premium due the Reinsurer or return premium due the Company shall be remitted promptly.

D.	In the event a Subscribing Reinsurer's participation in this Contract is terminated under the provisions of the Commencement and Termination Article, no deposit premium shall be due after the effective date of termination, the minimum premium shall be waived, and the reinsurance premium shall be calculated as the number of days the Subscribing Reinsurer participates on this Contract divided by the number of days of the original term of this Contract and the quotient thereof shall be multiplied by the Subscribing Reinsurer's percentage share of the final adjusted premium reported in accordance with paragraph C above.

Article 5 -	Loss Notices and Settlements
A.	The Company shall notify the Reinsurer of all reinstatement premium settlements made by the Company under the Original Contracts. The Company will advise the Reinsurer of all subsequent developments relating to such claims that, in the opinion of the Company, may materially affect the position of the Reinsurer.

B.	All reinstatement premium settlements made by the Company under the Original Contracts, provided they are within the terms of the Original Contracts and within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable as promptly as possible upon receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company.

Article 6 -	Sanctions
Neither the Company nor any Subscribing Reinsurer shall be liable for premium or loss under this Contract if it would result in a violation of any mandatory sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of the European Union, United Kingdom or United States of America that are applicable to either party.

Article 7 -	Late Payments
A.	The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B.	In the event any premium, loss or other payment due either party is not received by the intermediary named in the Intermediary Article (hereinafter referred to as the "Intermediary") by the payment due date, the party to which payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest charge on the amount past due calculated for each such payment on the last business day of each month as follows:

1.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2.	1/365th of the sum of 1.0% and the U.S. prime rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made; times

3.	The amount past due, including accrued interest.

It is agreed that interest shall accumulate until payment of the original amount due plus interest charges have been received by the Intermediary.

Notwithstanding the provisions of subparagraph 2 above and the immediately preceding sentence, the interest rate for a Special Circumstance Reinsurer will increase by 0.5% for every month that payment of the claim is past due, subject to a maximum annual interest rate of 7.0%.

C.	If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

D.	The establishment of the due date shall, for purposes of this Article, be determined as follows:

1.	As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2.	Any claim or loss payment due the Company hereunder shall be deemed due 30 days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 30 days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3.	As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of this paragraph, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days following transmittal of written notification that the provisions of this Article have been invoked.

For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

E.	Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest charges due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest charge on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

F.	Interest charges arising out of the application of this Article that are $250 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

Article 8 -	Offset (BRMA 36C)
The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract.  The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

Article 9 -	Access to Records
A.	Provided the Company has received at least five working days prior notice, the Reinsurer or its designated representatives shall have access during regular business hours to all records of the Company which pertain in any way to this reinsurance. However, a Subscribing Reinsurer or its designated representatives shall not have any right of access to the records of the Company if it is not current in all undisputed payments due the Company. "Undisputed" as used herein shall mean any amount that the Subscribing Reinsurer has not contested in writing to the Company specifying the reason(s) why the payments are disputed.

B.	The provisions of this Article shall extend beyond the expiration or invalidation of this Contract, or the termination of a Subscribing Reinsurer's percentage share in this Contract, until all claims and losses hereunder are settled.

Article 10 -	Errors and Omissions
Inadvertent delays, errors or omissions made in complying with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Article 11 -	Currency (BRMA 12A)
A.	Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

Article 12 -	Taxes (BRMA 50B)
In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

Article 13 -	Federal Excise Tax (BRMA 17D)
A.	The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B.	In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

Article 14 -	Reserves
A.	The Reinsurer agrees to fund its share of the Company's ceded outstanding loss reserves (being the sum of all reinstatement premiums paid by the Company under the Original Contracts but not yet recovered from the Reinsurer, plus the Company's reserves for reinstatement premiums due under the Original Contracts, if any), and any other outstanding balances which it shall be required by applicable regulation or law to set up under this Contract (the "funding obligation") by:

1.	Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

2.	Escrow accounts for the benefit of the Company; and/or

3.	Cash advances;

if the Reinsurer:

1.	Is unauthorized in any state of the United States of America or the District of Columbia and if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved; or

2.	Is a Special Circumstance Reinsurer.

The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

Notwithstanding the provisions of the Arbitration Article, if a Special Circumstance Reinsurer fails to fund its share of the funding obligation as set forth above, the Company retains its right to apply to a court of competent jurisdiction for equitable or interim relief.

B.	With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

1.	To reimburse itself for the Reinsurer's share of reinstatement premiums paid by the Company under the terms of the Original Contracts, unless paid in cash by the Reinsurer;

2.	To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

3.	To fund a cash account in an amount equal to the Reinsurer's funding obligation funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

4.	To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's funding obligation, if so requested by the Reinsurer.

In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1) or B(3), or in the case of B(2), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

C.	If a Subscribing Reinsurer fails to fulfill its funding obligation (if any) under this Article, the Company may, at its option, require the Subscribing Reinsurer to pay, and the Subscribing Reinsurer agrees to pay, an interest charge on the funding obligation calculated on the last business day of each month as follows:

1.	The number of full days that have expired since the earliest of the applicable following dates:

a.	As respects a Subscribing Reinsurer that is unauthorized in any state of the United States of America or District of Columbia having jurisdiction over the Company, December 31 of the calendar year in which the funding was required; or

b.	As respects a Special Circumstance Reinsurer, the first date such reinsurer becomes a Special Circumstance Reinsurer;

times:

2.	1/365th of the sum of 4.0% and the U.S. prime rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made; times

3.	The greater of (a) the funding obligation, less the amount, if any, funded by the Subscribing Reinsurer prior to the applicable date determined in subparagraph 1 above or (b) $100,000.

It is agreed that interest shall accumulate until the full interest charge amount as provided for in this paragraph and the funding obligation are paid.

If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by an arbitrator or a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

Article 15 -	Insolvency
A.	In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C.	It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.

Article 16 -	Arbitration
A.	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, the Umpire will be appointed within 10 days thereafter according to the ARIAS-U.S. (Association Internationale de Droit des Assurances (AIDA) Reinsurance and Insurance Arbitration Society) Umpire Appointment Procedure in effect at such time. Notwithstanding the above, in the event the dispute or difference of opinion involves a Special Circumstance Reinsurer, the Company may, at its option, choose to forego arbitration and may bring an action in any court of competent jurisdiction.

B.	Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction and the Arbiters are empowered to grant interim relief as they may deem appropriate.

C.	If more than one reinsurer is involved in the same dispute, all such reinsurers shall, at the option of the Company, constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D.	Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E.	Any arbitration proceedings shall take place in Irving, Texas, or at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Texas.

Article 17 -	Service of Suit (BRMA 49G)
(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A.	This Article will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.

B.	In the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate Court is accepted by the Reinsurer or is determined by removal, transfer or otherwise, as provided for above, will comply with all requirements necessary to give said Court jurisdiction and, in any suit instituted against any of the Subscribing Reinsurers upon this Contract, will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

C.	Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his or her successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Article 18 -	Confidentiality
A.	The Reinsurer hereby acknowledges that the documents, information and data provided to it by the Company, whether directly or through an authorized agent, in connection with the placement and execution of this Contract ("Confidential Information") are proprietary and confidential to the Company. Confidential Information shall not include documents, information or data that the Reinsurer can show:

1.	Are publicly known or have become publicly known through no unauthorized act of the Reinsurer;

2.	Have been rightfully received from a third person without obligation of confidentiality; or

3.	Were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality.

B.	Absent the written consent of the Company, the Reinsurer shall not disclose any Confidential Information to any third parties, excluding any affiliated companies, except:

1.	When required by retrocessionaires subject to the business ceded to this Contract;

2.	When required by state regulators performing an audit of the Reinsurer's records and/or financial condition;

3.	When required by external auditors performing an audit of the Reinsurer's records in the normal course of business; or

4.	When required by attorneys or arbitrators in connection with an actual or potential dispute hereunder.

Further, the Reinsurer agrees not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract.

C.	Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to provide the Company with written notice of same at least 10 days prior to such release or disclosure and to use its best efforts to assist the Company in maintaining the confidentiality provided for in this Article.

D.	The provisions of this Article shall extend to the officers, directors and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

Article 19 -	Agency Agreement
If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.

Article 20 -	Governing Law (BRMA 71B)
This Contract shall be governed by and construed in accordance with the laws of the State of Texas.

Article 21 -	Severability (BRMA 72E)
If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

Article 22 -	Entire Agreement
This written Contract constitutes the entire agreement between the parties hereto with respect to the business being reinsured hereunder, and there are no understandings between the parties hereto other than as expressed in this Contract.  Any change or modification to this Contract will be made by amendment to this Contract and signed by the parties hereto.

Article 23 -	Notices and Contract Execution
A.	Whenever a notice, statement, report or any other written communication is required by this Contract, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

B.	The use of any of the following shall constitute a valid execution of this Contract or any amendments thereto:

1.	Paper documents with an original ink signature;

2.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

3.	Electronic records with an electronic signature made via an electronic agent. For the purposes of this Contract, the terms "electronic record," "electronic signature" and "electronic agent" shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

C.	This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

Article 24 -	Intermediary
Aon Benfield Inc., or one of its affiliated corporations duly licensed as a reinsurance intermediary, is hereby recognized as the Intermediary negotiating this Contract for all business hereunder.  All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating to this Contract will be transmitted to the Company or the Reinsurer through the Intermediary.  Payments by the Company to the Intermediary will be deemed payment to the Reinsurer.  Payments by the Reinsurer to the Intermediary will be deemed payment to the Company only to the extent that such payments are actually received by the Company.

In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date specified below:

This ________________ day of ____________________________ in the year ____________.

Homeowners of America Insurance Company (for and on behalf of the "Company")

_______________________________________________________

14\H00H1048 Page

Schedule A
Reinstatement Premium Protection
Reinsurance Contract
Effective:  April 1, 2014

Homeowners of America Insurance Company
Irving, Texas

	Underlying Layer	Excess Layer 1	Excess Layer 2	Excess Layer 3
Original Contract Retention	$4,000,000	$10,000,000	$20,000,000	$40,000,000
Original Contract Reinsurer's Per Occurrence Limit	$6,000,000	$10,000,000	$20,000,000	$70,000,000
Original Contract Limit	$12,000,000	$20,000,000	$40,000,000	$140,000,000
Original Contract Minimum Premium	$1,536,000	$1,600,000	$1,600,000	$2,240,000
Original Contract Premium Rate	3.216%	3.350%	3.350%	4.690%
Original Contract Deposit Premium	$1,920,000	$2,000,000	$2,000,000	$2,800,000

14\H00H1048 Schedule A

Interests and Liabilities Agreement

attached to and forming part of the

Reinstatement Premium Protection
Reinsurance Contract
Effective:  April 1, 2014

entered into by and between

Homeowners of America Insurance Company
Irving, Texas

and

Tokio Millennium Re AG, Bermuda Branch (AQR Business)
Zurich, Switzerland
(hereinafter referred to as the "Subscribing Reinsurer")

The Subscribing Reinsurer hereby accepts a 20.0% share in the interests and liabilities of the "Reinsurer" as set forth in the attached Contract captioned above.

This Agreement shall become effective at 12:01 a.m., Central Standard Time, April 1, 2014, and shall continue in force until 12:01 a.m., Central Standard Time, April 1, 2015, unless earlier terminated in accordance with the provisions of the attached Contract.

The Subscribing Reinsurer's share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the Subscribing Reinsurer shall in no event participate in the interests and liabilities of the other reinsurers.

In Witness Whereof, the Subscribing Reinsurer by its duly authorized representative has executed this Agreement as of the date specified below:

This ________________ day of ___________________________ in the year ____________.

Tokio Millennium Re AG, Bermuda Branch (AQR Business)

_______________________________________________________
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